Exhibit 99.1

NEWS RELEASE

CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries, Inc.
(972) 881-1099

Jack Lascar / Karen Roan
DRG&E (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports Third Quarter 2009 Results

PLANO, TEXAS – November 2, 2009 – TGC Industries, Inc. (NASDAQ: TGE) today announced financial results for the third quarter of 2009.  Revenues fell to $16.1 million from $21.6 million in the third quarter of 2008.  The Company reported a net loss of $1.7 million, or ($0.09) per share, compared to net income of $1.9 million, or $0.10 per diluted share, in the third quarter of 2008.  (All per share amounts have been adjusted to reflect the five percent stock dividend paid on May 12, 2009 to shareholders of record as of April 28, 2009.)  Third quarter 2009 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) declined to approximately $968,000 from $7.1 million in last year’s third quarter.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “As we had anticipated and announced in our second quarter earnings release, we experienced weakening demand for our services during the third quarter, along with a competitive pricing environment. Due to the decreased demand for hydrocarbons and the reduction in capital expenditures from our customers, as well as uncertainty regarding future energy policy, we continue to expect challenging conditions for the balance of the year.

“We have responded to this lower level of demand by reducing our crew count and adjusting our utilization to better match the expected demand from our customers.  We operated four crews throughout the third quarter, and our current backlog is approximately $35 million compared to $37 million at the end of the second quarter and $82 million at the end of the third quarter of last year.

“However, we are not merely waiting for the U.S. market to recover, and on October 19, 2009 we announced the acquisition of Eagle Canada. This acquisition strengthens our strategic position within the seismic industry bringing us diversification away from natural gas and access to the Canadian seismic market.  It provides us with operational exposure to new markets since Eagle Canada has extensive experience in 3-C data acquisition in the Canadian oil sands, and its seismic acquisition services are also used by the potash mining industry in Canada.

“Since the beginning of the fourth quarter, we have seen an increase in inquiries and bidding activity, which should bode well for our 2010 performance.  In addition, we have the ability to quickly add crews when business conditions improve.

“We generated cash flow from operations of $5.8 million during the quarter and closed the third quarter with approximately $34.1 million in cash and $7.6 million in long term debt.  Subsequent to quarter end, we used $10.3 million of existing cash for the acquisition of Eagle Canada.  We remain well capitalized and strong financially and are confident we have the liquidity and financial flexibility to manage through this current period of lower seismic activity.”

THIRD QUARTER 2009

Revenues for the third quarter of 2009 declined 25.4 percent year over year, mainly driven by lower overall demand and a competitive pricing environment for domestic seismic services.   Cost of services increased 5.6 percent to $14.1 million from $13.4 million a year ago but was down from $15.6 million in the second quarter.  Cost of services as a percentage of revenues increased to 87.8 percent in the 2009 third quarter compared to 62.0 percent in the 2008 third quarter primarily as a result of the significant decline in revenues due to the reduction in crew count during the second quarter and the beginning of the third quarter.  Selling, general and administrative expenses (“SG&A”) fell to approximately $995,000 in the third quarter compared to $1.1 million in last year’s third quarter but rose to 6.2 percent of revenues compared to 5.2 percent of revenues in the third quarter of 2008. Interest expense for the quarter remained essentially flat with a year ago.

Net loss was $1.7 million compared to net income of $1.9 million in the third quarter of 2008.  The effective tax benefit rate for the quarter was 36.4 percent compared to an effective tax expense rate of 44.5 percent in the third quarter of 2008.

YEAR TO DATE 2009

Revenues for the first nine months of 2009 increased 19.2 percent to $74.7 million from $62.6 million in the first nine months of 2008.  Cost of services rose 27.3 percent to $51.9 million compared to $40.8 million in last year’s period.  Cost of services as a percentage of revenues were 69.5 percent compared to 65.1 percent in the same period of last year.  Income from operations was essentially flat with the same period last year at $8.7 million.  Net income was $4.5 million, or $0.25 per diluted share, compared to $4.7 million, or $0.26 per diluted share, for the first nine months of 2008.  Year to date EBITDA rose 4.4 percent to $19.6 million, or 26.3 percent of revenues, compared to $18.8 million, or 30.0 percent of revenues, for the comparable period of 2008.

* A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, November 2, 2009, at 9:30 a.m. Eastern Time.  To participate in the conference call, dial 480-629-9722 a few minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 16, 2009.  To access the replay, dial 303-590-3030 using a pass code of 4169102#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas with branch offices in Houston and Oklahoma City, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to follow

TGC Industries, Inc.

Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue	$16,083,161	$21,553,653	$74,685,172	$62,644,731

Cost and expenses
Cost of services	14,120,847	13,373,764	51,931,010	40,800,341
Selling, general, administrative	994,643	1,125,128	3,136,509	3,045,079
Depreciation and amortization expense	3,449,011	3,451,571	10,881,764	10,132,918
	18,564,501	17,950,463	65,949,283	53,978,338

INCOME (LOSS) FROM OPERATIONS	(2,481,340)	3,603,190	8,735,889	8,666,393

Interest expense	245,751	245,429	782,711	615,353

INCOME (LOSS) BEFORE INCOME TAXES	(2,727,091)	3,357,761	7,953,178	8,051,040

Income tax expense (benefit)	(992,726)	1,494,972	3,410,612	3,337,944

NET INCOME (LOSS)	$(1,734,365)	$1,862,789	$4,542,566	$4,713,096

Earnings (loss) per common share:
Basic	$(0.09)	$0.10	$0.25	$0.26
Diluted	$(0.09)	$0.10	$0.25	$0.26

Weighted average number of common shares outstanding:
Basic	18,285,288	18,264,745	18,278,643	18,258,345
Diluted	18,285,288	18,308,469	18,324,301	18,305,719

The statements of income reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Balance Sheets

	September 30,	December 31,
	2009	2008

Cash and cash equivalents	$34,144,954	$24,114,351
Receivables (net)	5,526,742	5,853,908
Prepaid expenses and other	1,575,685	4,239,440
Current assets	41,247,381	34,207,699
Other assets (net)	234,329	250,659
Property and equipment (net)	40,907,854	50,632,563
Total assets	$82,389,564	$85,090,921

Current liabilities	$13,902,194	$17,238,656
Long-term obligations	7,592,691	11,451,835
Long-term deferred tax liability	5,517,023	5,973,000
Shareholders’ equity	55,377,656	50,427,430
Total liabilities & equity	$82,389,564	$85,090,921

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net income (loss)	$(1,734,365)	$1,862,789	$4,542,566	$4,713,096
Depreciation	3,449,011	3,451,571	10,881,764	10,132,918
Interest	245,751	245,429	782,711	615,353
Income tax expense (benefit)	(992,726)	1,494,972	3,410,612	3,337,944

EBITDA	$967,671	$7,054,761	$19,617,653	$18,799,311

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